Exhibit 23.9



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this joint proxy statement/prospectus of our report dated March 1, 2001, on our audits of the consolidated balance sheets of Equilon Enterprises LLC as of December 31, 2000 and 1999, and the related statements of consolidated income, owners' equity and cash flows for each of the years in the three-year period ended December 31, 2000, included in the Annual Report on Form 10-K of Texaco Inc. for the year ended December 31, 2000. We also consent to the reference to us under the heading "Experts" in this joint proxy statement/prospectus.



/s/ PricewaterhouseCoopers LLP                    /s/ Arthur Andersen LLP
    Houston, Texas                                    Houston, Texas
    April 10, 2001                                    April 10, 2001